SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ----------------

                                AMENDMENT NO. 1
                                     TO

                                SCHEDULE 14D-9

                    SOLICITATION/RECOMMENDATION STATEMENT
                     PURSUANT TO SECTION 14(D)(4) OF THE
                       SECURITIES EXCHANGE ACT OF 1934

                           FIRST INTERSTATE BANCORP
                          (Name of Subject Company)

                           FIRST INTERSTATE BANCORP
                      (Name of Person Filing Statement)

                   COMMON STOCK, PAR VALUE $2.00 PER SHARE
           (INCLUDING THE ASSOCIATED COMMON STOCK PURCHASE RIGHTS)
                        (Title of Class of Securities)

                                  320548100
                    (CUSIP Number of Class of Securities)

                                ----------------

                           WILLIAM J. BOGAARD, ESQ.
                 EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
                           FIRST INTERSTATE BANCORP
                            633 WEST FIFTH STREET
                            LOS ANGELES, CA 90071
                                (213) 614-3001
                (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON
               AUTHORIZED TO RECEIVE NOTICE AND COMMUNICATIONS
                  ON BEHALF OF THE PERSON FILING STATEMENT)

                                ----------------

                                   COPY TO:
                           FRED B. WHITE III, ESQ.
                     SKADDEN, ARPS, SLATE, MEAGHER & FLOM
                               919 THIRD AVENUE
                           NEW YORK, NEW YORK 10022
                                (212) 735-3000









ITEM 9. MATERIAL TO BE FILED AS EXHIBITS

Exhibit 36--Chairman's Letter to First Interstate Employees, dated
                November 20, 1995.

Exhibit 37--FBS Presentation to Analysts.

Exhibit 38--Selected Charts presented to Directors of First Interstate.

















                                  SIGNATURE

   After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                          FIRST INTERSTATE BANCORP

                                          By: /s/ William J. Bogaard
                                          -----------------------------------
                                          William J. Bogaard
                                          Executive Vice President
                                          and General Counsel

Dated:  November 20, 1995